EXHIBIT 10.4

First Atlantic Commerce Ltd

Mintflower Place
8 Par-La-Ville Road
Hamilton, HM 08
Bermuda
(441) 296-8435

January 29th, 1999

Mr. Scott White
Director
PreCyse Communications Corporation
6 Adelaide Street East, 10th Floor
Toronto, Ontario
Canada
M5C 1H6

Dear Scott,

First Atlantic Commerce Ltd is pleased to offer you the most comprehensive offshore Internet commerce solution. We provide for your review and consideration the following Master Merchant processing proposal(s) with First Atlantic Commerce Ltd (FAC). We have received confirmation on the discount rates from the bank, which, upon satisfactory completion of their due diligence process, will issue FAC with the merchant account numbers we require for processing the transactions.

Bermuda does not have a local clearing facility for AMEX Internet transactions. We are working with the Bank of Bermuda on this, and will advise when the service is in place.

The following lists the terms for the Master Merchant arrangement for PreCyse Communications Corporation:

o Based on the current and projected credit card sales volumes, the Bank of Bermuda has confirmed the discount rate for PreCyse Communications Corporation at 3.75% of gross sales volume. The bank will hold an additional 3% of gross sales in a USD interest bearing account on a revolving 180 day cycle as security against consumer chargebacks.

o PreCyse Communications Corporation has been asked to open the merchant account with a minimal deposit of $5000 USD.

o As a result of recent compliance changes, the bank now charges a flat $50 USD per month fee for the merchant account. This will be debited from the sub-account directly by the bank.

o First Atlantic Commerce will create a virtual hosting, SSL payment page for (real-time) acquisition and settlement of the credit card transactions. Settlement will occur next-day (weekends excluded) to a sub-merchant account belonging to FAC/PreCyse Corp. The monies will be transferred on a daily basis to a chequing account opened for PreCyse Communications Corporation with the Bank of Bermuda, or alternate arrangements can be made to wire monies to an overseas account of your choice. FAC will provide you with all the documentary forms required to open a corporate chequing account at the bank.


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o    The Bank of Bermuda  will  provide  you with  their PC banking  application software (BankLine) to perform reconciliations and account management.

o    FAC  charges  will be a  combination  of 1.75% of gross  sales and 85 cents
     (USD) per transaction. Transactions are defined as sales, credits, voids, chargebacks, pre/post authorisations, deposits. The percentage rate has been calculated based on the volume of transactions and type of business.

o In the event of a cardholder dispute, the bank will automatically debit the merchant's chargeback reserve account, leaving the responsibility of dispute resolution between PreCyse Communications Corporation and the cardholder. The bank nor FAC will hold any liability for cardholder chargebacks originating on behalf of PreCyse Communication Corp cardholders.

o All transactions processed through FAC's master merchant accounts are required (by VISA/MC) to have FAC's name and the sub-merchant's name represented on the cardholder statements. This will appear as "FAC - merchant's name" in the description field on the cardholder statement. PreCyse Communications Corporation is required to disclose to their customers the description that will appear on the statements. We will advise further on this point.

o Once PreCyse Communications Corporation incorporates as a local exempted company in Bermuda, FAC's rates will be reviewed.

o FAC has aligned with a top legal firm in Bermuda that has reduced the IBC incorporation fees to approx $4300 USD, which includes the first year annual corporate fees.

o There will be a monthly support fee of $250 USD per month that includes technical support, payment page hosting, network support, certifications, compliance issues, merchant reports and software upgrades.

o There will be a one time project management fee of approx. USD $3750 that includes development of the API payment interface, ordering and installation of the digital server certificates (for SSL), integration, certification and testing. FAC will certify you for both the USA interchange networks and ensure you remain in compliance with the VISA/MC Latin American Region Operating Rules and regulations. All other services over and above these outlined will be available at our standard software consulting rates of $150 USD per hour.

Implementing the above solution(s) with First Atlantic Commerce Ltd are dependent on successful completion of the bank's due diligence process on the principals of the companies. We are confident that this process will be completed successfully. In the interest of time we have booked a programmer to be available within the next week to work with Perry Malone on development of the secure payment pages that will connect the applicable servers. We expect the development effort and testing to be completed within a week's timeframe.

We trust the above meets with your current and future business requirements and look forward to your response to this combined proposal at your earliest convenience.

With best regards,

Andrea Wilson
Senior Vice President
First Atlantic Commerce Ltd

(sent via email)